PROSPECTUS Dated June 11, 2002                      Pricing Supplement No. 3 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-83616
Dated June 12, 2002                                         Dated June 13, 2002
                                                                 Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES E
                Euro Floating Rate Senior Bearer Notes Due 2005

                            -----------------------


     We may not redeem these Global Medium-Term Notes, Series E (Euro Floating Rate Senior Bearer Notes Due 2005) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

     No action has been or will be taken in any jurisdiction by us or our affiliates that would permit a public offering of the notes, or possession or distribution of any offering material in relation thereto, in any country or jurisdiction where action for the purpose is required, other than in the United States. Any purchaser of notes and any persons who receive this pricing supplement and the accompanying prospectus supplement and prospectus or any offering material are required by us and our affiliates to comply, and will be deemed to represent and undertake that they will comply, with all applicable laws and regulations in each country in which they purchase, offer, sell or deliver the notes or possess or distribute such offering material, in all cases at their own expense.

Principal Amount:                       $19,705,000

Maturity Date:                          June 24, 2005

Settlement Date (Original Issue Date):  June 24, 2002

Interest Accrual Date:                  June 24, 2002

Issue Price:                            100.50%

Specified Currency:                     U.S. dollars

Redemption Percentage at Maturity:      100%

Base Rate:                              LIBOR Telerate

Spread (Plus or Minus):                 Minus 0.50% per annum

Spread Multiplier:                      N/A

Index Currency:                         U.S. dollars

Index Maturity:                         3 Months

Maximum Interest Rate:                  4.25% per annum

Minimum Interest Rate:                  3.75% per annum

Initial Interest Rate:                  To be determined on the second
                                        London banking day immediately
                                        preceding the original issue date

Initial Redemption Date:                N/A

Initial Redemption Percentage:          N/A

Annual Redemption
  Percentage Reduction:                 N/A

Optional Repayment  Date(s):            N/A

Interest Payment Dates:                 Each March 24, June 24, September
                                        24 and December 24, commencing
                                        September 24, 2002; provided that if
                                        any such day (except the maturity
                                        date) is not a business day, that
                                        interest payment date will be the
                                        next succeeding day that is a business
                                        day, unless that succeeding business
                                        day would fall in the next calendar
                                        month, in which case such interest
                                        payment date will be the immediately
                                        preceding business day

Interest Payment Period:                Quarterly

Interest Reset Dates:                   Each interest payment date

Interest Reset Period:                  Quarterly

Interest Determination  Dates:          The second London banking day
                                        immediately preceding each interest
                                        reset date

Reporting Service:                      Telerate (Page 3750)

Business Days:                          New York and London

Calculation Agent:                      JPMorgan Chase Bank (formerly
                                        known as The Chase Manhattan Bank)
                                        (London Branch)

Agent:                                  Morgan Stanley & Co. International
                                        Limited

Denominations:                          $1,000

Common Code:                            015001780

ISIN:                                   US617446HJ13

Other Provisions:                       N/A


         Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY